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                                                                      EXHIBIT 99
                        Heller Financial, Inc. Announces
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         Dividend Declarations for Class A and B Common Stocks and for
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                       Series A, C and D Preferred Stocks
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     (Chicago, IL, July 12, 1999) --Heller Financial, Inc. (NYSE: HF) today declared dividends on its two classes of common stock, Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B (all of which is held of record by Fuji America Holdings, Inc.), and on three of the Company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $0.09 on each outstanding share of its Class A Common Stock and Class B Common Stock, payable on August 16, 1999 to the holders of record thereof on July 21, 1999. In total, approximately 90,000,000 shares of Class A and Class B Common stock are outstanding.

     The Company declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on August 16, 1999 to the holders of record thereof on July 30, 1999.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on August 16, 1999 to the holders of record thereof on July 30, 1999.

     The Company declared a quarterly dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on August 16, 1999 to the holders of record thereof on July 30, 1999.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $14 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The Company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at www.hellerfin.com.

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